EXHIBIT 99.1

NETSOL Technologies Reports Fiscal Fourth Quarter and Full Year 2017 Financial Results

CALABASAS, Calif., September 27, 2017 – NETSOL Technologies, Inc. (NASDAQ: NTWK), a global business services and enterprise application solutions provider, reported results for the fiscal fourth quarter and full year ended June 30, 2017.

Recent Operational Highlights

●	Appointed former BMW, Mercedes and Tesla executive Georg Bauer and former Toyota Leasing executive Henry Tolentino to newly established advisory board.

●	Went live with new mobile point of sale system for PT. Mizuho Balimor Finance in Indonesia.

●	Released cloud version of LeasePak portfolio management solution in the U.S. market.

●	Went live with WFS Ascent for a global German auto manufacturing giant in Thailand.

●	Awarded “Best-Selling Finance and Leasing Solution Provider” in China for fifth consecutive year.

Fiscal Fourth Quarter 2017 Financial Results

Total net revenues for the fourth quarter of fiscal 2017 were $14.5 million, compared with $19.1 million in the prior year period. The decrease in total net revenues was primarily due to decreases in license fees of $1.1 million and services revenue of $3.4 million.

●	Total license fees were $3.3 million, compared with $4.4 million in the prior year period.

●	Total maintenance fees were $3.6 million, which were consistent with the prior year period.

●	Total services revenues were $7.6 million, compared with $11.0 million in the prior year period.

Gross profit for the fourth quarter of fiscal 2017 was $4.6 million (or 31.7% of net revenues), which was down from $10.3 million (or 53.9% of net revenues) in the fourth quarter of fiscal 2016. The decrease in gross profit was primarily due to a $4.6 million decrease in total net revenues and a $1.1 million increase in cost of revenues for the quarter. The increase in cost of revenues was due to an increase in salaries and consultant costs of $758,000 and business development-related travel expenses of $270,000.

Operating expenses for the fourth quarter of fiscal 2017 increased 9% to $7.9 million (or 54.7% of net revenues) from $7.3 million (or 38.0% of net revenues) for the fourth quarter of fiscal 2016. The increase in operating expenses was primarily due to an increase in the provision for bad debts.

GAAP net loss attributable to NETSOL for the fourth quarter of fiscal 2017 totaled $3.1 million or $(0.28) per diluted share, compared with net income of $2.1 million or $0.19 per diluted share in the fourth quarter of fiscal 2016.

Non-GAAP adjusted EBITDA loss for the fourth quarter of fiscal 2017 was $851,000 or $(0.08) per diluted share, compared with non-GAAP adjusted EBITDA of $3.6 million or $0.34 per diluted share in the fourth quarter of fiscal 2016 (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

At June 30, 2017, cash and cash equivalents were $14.2 million, an increase from $11.6 million at June 30, 2016.

Full Year Fiscal 2017 Highlights

●	The first implementation with a long-standing customer to deploy NFS Ascent™ in 12 countries was completed in Australia and New Zealand.

●	Secured $500,000 LeasePak license with Korean-based automotive captive for its U.S. operations.

●	Went live with major implementation of NFS legacy system with Tri Petch Isuzu Leasing in Thailand.

●	Implemented cost-cutting and operational efficiency measures in December 2016, which are expected to result in approximately $5 million in savings in fiscal 2018.

Full Year Fiscal 2017 Financial Results

Total net revenues for fiscal 2017 were a record $65.4 million, compared to $64.6 million in fiscal 2016. The increase in total net revenues was primarily due to a $8.5 million increase in license fees, offset by a $8.5 million decrease in service revenues.

●	Total license fees were $18.5 million, compared with $10.0 million in the prior fiscal year.

●	Total maintenance fees were $14.5 million, compared with $13.7 million in the prior fiscal year.

●	Total services revenues were $32.4 million, compared with $40.9 million in the prior fiscal year.

Gross profit for fiscal 2017 decreased to $28.4 million (or 43.5% of net revenues) from $30.8 million (or 47.7% of net revenues) for fiscal 2016. The decrease in gross profit was primarily due to a $3.2 million increase in the cost of sales.

Operating expenses for fiscal 2017 increased to $29.4 million (or 45.0% of net revenues) from $24.5 million (or 38.0% of net revenues) for fiscal 2016. The increase in operating expenses was primarily due to an increase in selling and marketing expenses of $1.9 million, an increase in the provision for bad debts of $1.2 million, and an increase in general and administrative expenses of $2.0 million.

GAAP net loss attributable to NETSOL for fiscal 2017 totaled $5.0 million or $(0.46) per diluted share, compared to net income of $3.4 million or $0.32 per diluted share for fiscal 2016. The GAAP net loss was primarily due to the increase in cost of sales of $3.2 million and the increase in total operating expenses of $4.9 million.

Non-GAAP adjusted EBITDA for fiscal 2017 totaled $2.8 million or $0.26 per diluted share, compared with $9.1 million or $0.86 per diluted share in fiscal 2016 (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

Stock Repurchase Program

On July 18, 2017, NETSOL’s board of directors approved a stock repurchase program that authorizes repurchases of up to one million shares of its common stock through December 16, 2017. Under the program, the company may repurchase its common stock in the open market from time-to-time, in amounts, at prices, and at such times as the company deems appropriate, subject to market conditions and federal and state laws governing such transactions. NETSOL expects to fund the repurchase with its existing cash balance and cash generated from operations. As of August 31, 2017, the company had repurchased 111,780 shares of its common stock at an aggregate value of $500,000.

Management Commentary

“Fiscal 2017 was a pivotal year in NETSOL’s development, as we made meaningful progress on key initiatives designed to optimize our internal processes, reduce costs and accelerate growth,” said Najeeb Ghauri, founder, chairman and chief executive officer of NETSOL. “These measures have not only strengthened our organization in the near-term, but they have also laid the necessary foundation for profitable growth over the long run, all while making NETSOL a much more efficient organization as well.

“From an operational standpoint, these cost reduction and optimization initiatives we implemented in fiscal 2017 are expected to result in approximately $5 million of annualized cost savings beginning in fiscal 2018. And while we are continuing to lean out our operations in certain areas, we are also vigilantly looking to make key strategic additions to further strengthen our company. Our recent appointments of industry leaders Georg Bauer and Henry Tolentino to our newly formed advisory board are prime examples of this plan in action. The advisory board allows us to leverage proven industry experts like Georg and Henry to both refine and enhance our business and sales strategies.

“While we are encouraged with the operational progress we made throughout the year, our revenues came in lower than expected despite a significant increase in license fee revenues from NFS Ascent, our next-gen finance and leasing enterprise solution. Our topline was impacted because of two primary reasons: first, we experienced—and continue to experience—the effects of prolonged sales cycles related to our core NFS Ascent solution. Second, we experienced certain implementation delays associated with the increased customization required for certain large-scale rollouts with a tier one customer. Together, these two developments have also led us to focus our near-term sales efforts on nurturing and converting the highest priority prospects in our sales pipeline.

“We believe the evolution to our next-gen NFS Ascent provides the greatest near- and long-term opportunity for NETSOL. Ultimately, we believe the end result from these delays will be worth enduring. These early growing pains, while never easy, mark the beginning of our long-term growth strategy to profitably scale our business. There has been a general shift in our business whereby customers are now buying for longer terms and are also willing to pay for a premium product that will last. In this new environment, our existing client base of mostly Fortune 500 companies, presents the most immediate, cost-effective, and logical growth opportunity, which will also lead to long-term gross margin and adjusted EBITDA expansion.

“Looking ahead, we remain very optimistic about NETSOL’s prospects. The goal of our cost reductions, personnel enhancements and process optimization is to ensure that we are ideally positioned to capitalize on the significant long-term opportunity in the massive global asset finance and leasing industry. What is equally important to note is that through this period, we have—and will continue to maintain—our leadership position in the large and growing Asia Pacific region, and are increasingly optimistic about furthering our penetration within the North American market as well. As we work diligently to advance in these growth markets, we expect to continue to reward shareholders along the way through proactive actions like our stock repurchase program, which we believe demonstrates our confidence in the strength and future growth potential of NETSOL. For nearly twenty years, NETSOL has been about global reach, consistent innovation, and quality people. The NETSOL of the future will not be created in a day, but, as we execute on our initiatives, we have the potential to transform into a healthy and sustainable growth company built to last for many more years.”

Conference Call

NETSOL Technologies management will hold a conference call today (September 27, 2017) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these financial results. A question and answer session will follow management’s presentation.

U.S. dial-in number: 1-877-407-0789

International number: 1-201-689-8562

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcasted live and available for replay here and via the Investor Relations section of NETSOL’s website.

A replay of the call will be available after 8:00 p.m. Eastern time through October 11, 2017.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Conference ID: 13670574

About NETSOL Technologies

NETSOL Technologies, Inc. (NASDAQ: NTWK) is a worldwide provider of IT and enterprise software solutions primarily serving the global Leasing and Finance industry. The Company’s suite of applications is backed by 40 years of domain expertise and supported by a committed team of more than 1000 professionals placed in eight strategically located support and delivery centers throughout the world. NFS, LeasePak, LeaseSoft or NFS Ascent – help companies transform their Finance and Leasing operations, providing a fully automated asset-based finance solution covering the complete leasing and finance lifecycle.

Forward-Looking Statements

Certain statements in this press release are forward-looking in nature, including, but not limited to, expected net revenue and the demand for and sales lifecycle of NFS Ascent and the benefit of certain cost savings undertaken in the past fiscal year, and accordingly, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “expects,” “anticipates,” variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Use of Non-GAAP Financial Measures

The reconciliation of Adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation of adjusted EBITDA, is included in the financial tables in Schedule 4 of this press release. Beginning with the fourth quarter of fiscal 2016, NETSOL has revised its calculation of Adjusted EBITDA to exclude the portion of Adjusted EBITDA that is attributable to its subsidiaries that have a minority interest.

Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA

Liolios Group, Inc.

949-574-3860

investors@netsoltech.com

NETSOL Technologies, Inc. and Subsidiaries

Schedule 1: Consolidated Balance Sheets

	As of June 30, 2017	As of June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$14,172,954	$11,557,527
Accounts receivable, net of allowance of $571,511 and $492,498	6,583,199	9,691,229
Accounts receivable, net - related party	1,644,942	5,691,178
Revenues in excess of billings	19,126,389	10,493,096
Revenues in excess of billings - related party	80,705	804,168
Convertible note receivable - related party	200,000	-
Other current assets	2,463,886	2,214,628
Total current assets	44,272,075	40,451,826
Restricted cash	90,000	90,000
Revenues in excess of billings, net - long term	5,173,538	-
Property and equipment, net	20,370,703	22,774,435
Other assets	3,211,295	842,553
Intangible assets, net	17,043,151	19,674,033
Goodwill	9,516,568	9,516,568
Total assets	$99,677,330	$93,349,415

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,880,194	$5,962,770
Current portion of loans and obligations under capitalized leases	10,222,795	4,440,084
Unearned revenues	3,925,702	4,739,214
Common stock to be issued	88,324	88,324
Total current liabilities	21,117,015	15,230,392
Loans and obligations under capitalized leases; less current maturities	366,762	477,692
Total liabilities	21,483,777	15,708,084
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value; 500,000 shares authorized;	-	-
Common stock, $.01 par value; 14,500,000 shares authorized; 11,225,385 shares issued and 11,190,606 outstanding as of June 30, 2017 and 10,713,372 shares issued and 10,686,093 outstanding as of June 30, 2016	112,254	107,134
Additional paid-in-capital	124,409,998	121,448,946
Treasury stock (At cost, 34,779 shares and 27,279 shares as of June 30, 2017 and June 30, 2016, respectively)	(454,310)	(415,425)
Accumulated deficit	(42,301,390)	(37,323,360)
Stock subscription receivable	(297,511)	(783,172)
Other comprehensive loss	(18,074,570)	(18,730,494)
Total NetSol stockholders' equity	63,394,471	64,303,629
Non-controlling interest	14,799,082	13,337,702
Total stockholders' equity	78,193,553	77,641,331
Total liabilities and stockholders' equity	$99,677,330	$93,349,415

NETSOL Technologies, Inc. and Subsidiaries

Schedule 2: Consolidated Statement of Operations

	For the Year
	Ended June 30,
	2017	2016
Net Revenues:
License fees	$18,218,912	$8,352,441
Maintenance fees	14,157,367	13,310,591
Services	24,798,899	30,037,459
License fees - related party	246,957	1,616,138
Maintenance fees - related party	311,359	365,772
Services - related party	7,632,774	10,867,792
Total net revenues	65,366,268	64,550,193

Cost of revenues:
Salaries and consultants	24,645,223	21,789,329
Travel	3,137,671	2,334,019
Depreciation and amortization	5,448,059	5,926,969
Other	3,727,379	3,698,290
Total cost of revenues	36,958,332	33,748,607

Gross profit	28,407,936	30,801,586

Operating expenses:
Selling and marketing	9,746,229	7,823,916
Depreciation and amortization	1,114,275	1,225,170
Provision for bad debts	1,407,751	237,703
General and administrative	16,747,550	14,727,313
Research and development cost	393,345	485,783
Total operating expenses	29,409,150	24,499,885

Income from operations	(1,001,214)	6,301,701

Other income and (expenses)
Gain (loss) on sale of assets	(30,147)	23,930
Interest expense	(310,044)	(264,511)
Interest income	179,723	161,794
Gain (loss) on foreign currency exchange transactions	306,819	(738,158)
Other income (expense)	50,378	224,931
Total other income (expenses)	196,729	(592,014)

Net income (loss) before income taxes	(804,485)	5,709,687
Income tax provision	(931,951)	(652,546)
Net income (loss)	(1,736,436)	5,057,141
Non-controlling interest	(3,241,594)	(1,654,380)
Net income (loss) attributable to NetSol	$(4,978,030)	$3,402,761

Net income (loss) per share:
Net income (loss) per common share
Basic	$(0.46)	$0.33
Diluted	$(0.46)	$0.32

Weighted average number of shares outstanding
Basic	10,912,284	10,391,157
Diluted	10,912,284	10,584,835

NETSOL Technologies, Inc. and Subsidiaries

Schedule 3: Consolidated Statement of Cash Flows

	For the Year
	Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$(1,736,436)	$5,057,141
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,562,334	7,152,139
Provision for bad debts	1,407,751	237,703
(Gain) Loss on sale of assets	30,147	(23,930)
Stock issued for services	2,522,158	1,264,618
Fair market value of warrants and stock options granted	241,165	268,591
Changes in operating assets and liabilities:
Accounts receivable	2,292,980	(3,758,422)
Accounts receivable - related party	2,803,520	(2,564,819)
Revenues in excess of billing	(13,966,522)	(4,987,772)
Revenues in excess of billing - related party	211,615	(884,738)
Other current assets	72,522	(729,359)
Accounts payable and accrued expenses	751,835	558,033
Unearned revenue	(738,704)	69,851
Net cash provided by operating activities	454,365	1,659,036

Cash flows from investing activities:
Purchases of property and equipment	(2,203,203)	(3,335,921)
Sales of property and equipment	781,018	986,433
Convertible note receivable - related party	(200,000)	-
Investment in WRLD3D	(1,105,555)	(555,556)
Purchase of subsidiary shares from open market	-	(767,397)
Net cash used in investing activities	(2,727,740)	(3,672,441)

Cash flows from financing activities:
Proceeds from sale of common stock	-	64,931
Proceeds from the exercise of stock options and warrants	866,438	1,137,480
Proceeds from exercise of subsidiary options	75,382	16,744
Purchase of treasury stock	(38,885)	-
Dividend paid by subsidiary to non-controlling interest	(2,156,273)	(1,003,853)
Proceeds from bank loans	6,184,635	1,333,406
Payments on capital lease obligations and loans - net	(554,048)	(950,529)
Net cash provided by financing activities	4,377,249	598,179
Effect of exchange rate changes	511,553	(1,196,204)
Net increase (decrease) in cash and cash equivalents	2,615,427	(2,611,430)
Cash and cash equivalents, beginning of the period	11,557,527	14,168,957
Cash and cash equivalents, end of period	$14,172,954	$11,557,527

NETSOL Technologies, Inc. and Subsidiaries

Schedule 4: Reconciliation to GAAP

	Year	Year
	Ended	Ended
	June 30, 2017	June 30, 2016

Net Income (loss) before preferred dividend, per GAAP	$(4,978,030)	$3,402,761
Non-controlling interest	3,241,594	1,654,380
Income taxes	931,951	652,546
Depreciation and amortization	6,562,334	7,152,139
Interest expense	310,044	264,511
Interest (income)	(179,723)	(161,794)
EBITDA	$5,888,170	$12,964,543
Add back:
Non-cash stock-based compensation	2,763,323	1,533,209
Adjusted EBITDA, gross	$8,651,493	$14,497,752
Less non-controlling interest (a)	(5,841,143)	(5,363,326)
Adjusted EBITDA, net	$2,810,350	$9,134,426

Weighted Average number of shares outstanding
Basic	10,912,284	10,391,157
Diluted	10,919,169	10,584,835

Basic adjusted EBITDA	$0.26	$0.88
Diluted adjusted EBITDA	$0.26	$0.86

(a)The reconciliation of adjusted EBITDA of non-controlling interest to net income attributable to non-controlling interest is as follows

Net Income attributable to non-controlling interest	$3,241,594	$1,654,380
Income Taxes	140,499	178,689
Depreciation and amortization	2,168,249	3,442,235
Interest expense	98,331	51,023
Interest (income)	(60,042)	(98,638)
EBITDA	$5,588,631	$5,227,689
Add back:
Non-cash stock-based compensation	252,512	135,637
Adjusted EBITDA of non-controlling interest	$5,841,143	$5,363,326